Exhibit 5.1

190 Carondelet Plaza, Suite 600
St. Louis, MO 63105
Direct: 314.480.1500
Fax: 314.480.1505
www.huschblackwell.com

August 3, 2012

Guaranty Federal Bancshares, Inc.
1341 West Battlefield
Springfield, Missouri 65807

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Guaranty Federal Bancshares, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-1 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) as of even date herewith, pursuant to the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement, including the Prospectus filed as a part thereof (the “Prospectus”) relates to the resale from time to time by selling shareholders, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 12,000 Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share and a par value of $0.01 per share (the “Series A Preferred Shares”).

The Series A Preferred Shares were originally issued by the Company, along with certain other securities which are not the subject of the Registration Statement, to the United States Department of Treasury (“Treasury”) on January 30, 2009, pursuant to that certain Letter Agreement dated January 30, 2009 (“the “Letter Agreement”) between the Company and Treasury, including the schedules thereto and the Securities Purchase Agreement – Standard Terms (including the Annexes thereto) attached as Exhibit A to the Letter Agreement (all of the foregoing being referred to collectively hereinafter as the “Purchase Agreement”), in connection with Treasury’s Troubled Asset Relief Program Capital Purchase Program.

Section 1.             The documents we have examined for purposes of this opinion are the following documents:

1.1         Originals as signed, or copies of originals showing signatures and identified to us as true copies of originals as signed, of the following documents, each dated as of even date herewith:

(a)           The Purchase Agreement dated January 30, 2009;

(b)           The Registration Statement including the Prospectus;

Guaranty Federal Bancshares, Inc.
August 3, 2012

(c)
The resolutions adopted by the Company’s Board of Directors on January 28, 2009 to approve, among other things, the Purchase Agreement and to establish the terms, designation, issuance and sale of the Series A Preferred Shares, as certified in the “Secretary’s Certificate” as hereinafter defined;

(d)
The resolutions adopted by the Company’s Board of Directors by Unanimous Written Consent effective August 2, 2012 to approve the Registration Statement and the execution and filing thereof, as certified in the Secretary’s Certificate; and

(e)	The Certificate of the Secretary of Guaranty Federal Bancshares, Inc. (the “Secretary’s Certificate”).

Section 1.2            We have also examined:

(a)	The Restated Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on December 9, 1997, as certified by the Secretary of State of Delaware dated July 30, 2012;

(b)	The Certificate of Designations of the Company filed with the Secretary of State of Delaware on January 28, 2009 as certified by the Secretary of State of Delaware dated July 30, 2012;

(c)	The Bylaws of the Company as amended November 29, 2007 and certified by the corporate Secretary of the Company in the Secretary’s Certificate; and

(d)	The Certificate of Good Standing issued by the Secretary of State of Delaware dated July 30, 2012 (the “Good Standing Certificate”).

The documents referenced in Section 1 are referred to collectively hereinafter as the “Documents” and the Documents referred to in Section 1.2(a), 1.2(b) and 1.2(d) are referred to collectively as the “Public Documents.”

Section 2.            Based on the foregoing and in reliance thereon and on the assumptions set forth herein, we are of the opinion that the issuance and sale of the Series A Preferred Shares by the Company are duly authorized by the Company, and the Series A Preferred Shares are validly issued, fully paid and non-assessable.

Section 3.           We have assumed for purposes of this opinion that:  (a) the Documents submitted to us as originals are authentic and the Documents submitted to us as copies conform to the originals; (b) any certifications dated prior to the date hereof remain true as of the date hereof; and (c) each Public Document is accurate, complete and authentic and all official public records are accurate and complete.

Guaranty Federal Bancshares, Inc.
August 3, 2012

Section 4.             We express no opinion as to any laws other than the General Corporation Law of the State of Delaware.

Section 5.             We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ HUSCH BLACKWELL LLP

HUSCH BLACKWELL LLP